Exhibit 99.1

Revolve Group Announces Second Quarter 2026 Financial Results

Los Angeles, CA – August 4, 2026 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the second quarter ended June 30, 2026.

“We delivered a very solid quarter, highlighted by double-digit net sales growth across REVOLVE, FWRD, domestic and international for the third consecutive quarter and accelerated growth in active customers that reflects increasing engagement with next-generation consumers,” said co-founder and co-CEO Mike Karanikolas.

“We're encouraged by the top-line momentum across our business and especially the breadth of initiatives underway that we believe will support continued profitable growth for years to come,” said co-founder and co-CEO Michael Mente. “Our investments in building our physical retail capabilities, the continued development of our first-ever REVOLVE namesake label within our Owned Brand portfolio, and the successful launch of Grow-Good beauty products created in partnership with Cardi B lay the groundwork for meaningful growth opportunities ahead.”

Second Quarter 2026 Financial Summary

	Three Months Ended June 30,
	2026	2025	YoY Change
	(in thousands, except percentages)
Net sales	$347,405	$308,971	12%
Gross profit	$196,665	$167,062	18%
Gross margin	56.6%	54.1%
Net income	$18,623	$10,011	86%
Adjusted EBITDA (non-GAAP financial measure)	$26,783	$22,887	17%
Net cash (used in) provided by operating activities	$(8,213)	$12,620	NM
Free cash flow (non-GAAP financial measure)	$(10,933)	$9,607	NM

NM - Not meaningful

Operational Metrics

	Three Months Ended June 30,
	2026	2025	YoY Change
	(in thousands, except average order value and percentages)
Active customers (trailing 12 months)	3,041	2,743	11%
Total orders placed	2,701	2,424	11%
Average order value	$299	$300	(0%)

Additional Second Quarter 2026 Metrics and Results Commentary

•
Trailing 12-month active customers grew to 3,041,000 as of June 30, 2026, an increase of 11% year-over-year, our highest year-over-year growth rate in nearly three years.
•
Net sales were $347.4 million, a year-over-year increase of 12%.
•
Gross profit was $196.7 million, which was positively impacted by a $5.6 million reduction in cost of sales due to IEEPA tariff refunds received during the quarter. Gross profit increased 18% year-over-year from $167.1 million in the second quarter of 2025.
•
Gross margin was 56.6%, an increase of 254 basis points year-over-year that was positively impacted by an increase of 162 basis points from IEEPA tariff refunds received during the quarter. Excluding the tariff refunds, gross margin increased approximately 90 basis points year-over-year compared to 54.1% in the second quarter of 2025.
•
Fulfillment costs were $11.6 million, or 3.3% of net sales, compared to $9.8 million, or 3.2% of net sales, in the second quarter of 2025.
•
Selling and distribution costs were $62.1 million, or 17.9% of net sales, compared to $53.8 million, or 17.4% of net sales, in the second quarter of 2025. The reduced efficiency year-over-year as a percentage of net sales was primarily due to higher shipping rates, partially offset by a decrease in our product return rate year-over-year.
•
Marketing costs were $57.5 million, or 16.5% of net sales, compared to $47.1 million, or 15.2% of net sales, in the second quarter of 2025. The increased marketing investment year-over-year as a percentage of net sales primarily reflects incremental marketing investments to support various growth initiatives, including our first-ever namesake label, REVOLVE Los Angeles, within our owned brand assortment.
•
General and administrative costs were $43.4 million, or 12.5% of net sales, compared to $38.3 million, or 12.4% of net sales, in the second quarter of 2025.
•
Other income, net was $2.3 million compared to $2.9 million recorded in other expense in the second quarter of 2025. Other expense, net in the prior-year quarter was negatively impacted by a non-cash charge of $2.4 million related to the disposal of a subsidiary and higher-than-typical foreign currency exchange losses.
•
Net income was $18.6 million, which was positively impacted by $5.9 million due to IEEPA tariff refunds received during the second quarter ($4.4 million, net of tax effects). This compares to net income of $10.0 million in the second quarter of 2025, which was negatively impacted by the non-cash charge related to the disposal of a subsidiary and higher-than-typical foreign currency exchange losses as noted above, and a higher-than-normal effective tax rate.
•
Adjusted EBITDA was $26.8 million, which was positively impacted by a $5.6 million reduction in cost of sales due to IEEPA tariff refunds received during the second quarter. Adjusted EBITDA increased 17% year-over-year compared to $22.9 million in the second quarter of 2025.
•
Diluted earnings per share (EPS) was $0.26, which was positively impacted by $0.06 per diluted share resulting from IEEPA tariff refunds received during the second quarter. This compares to diluted EPS of $0.14 in the second quarter of 2025, which was negatively impacted by the charge from disposal of a former subsidiary and higher-than-typical foreign currency exchange losses noted above, as well as a higher-than-normal effective tax rate.

Additional Net Sales Commentary

•
REVOLVE segment net sales were $302.5 million, a year-over-year increase of 13%.
•
FWRD segment net sales were $44.9 million, a year-over-year increase of 11%.
•
Domestic net sales were $269.1 million, a year-over-year increase of 11%.
•
International net sales were $78.4 million, a year-over-year increase of 16%.

Cash Flow and Balance Sheet

•
Net cash (used in) provided by operating activities was $(8.2) million in the second quarter and $41.2 million in the 6-month year-to-date period ended June 30, 2026, compared to $12.6 million and $57.8 million, respectively, in the comparable 2025 periods. The reduced operating cash flow year-over-year for the three- and six-month periods of 2026 primarily reflects unfavorable changes in working capital, partially offset by higher net income.
•
Free cash flow was $(10.9) million in the second quarter and $34.0 million in the 6-month year-to-date period ended June 30, 2026, compared to $9.6 million and $52.4 million, respectively, in the comparable 2025 periods.
•
Stock repurchases were $9.9 million for the second quarter ended June 30, 2026, exclusive of broker fees and excise taxes. We repurchased 497,675 shares of our Class A common stock during the second quarter at an average cost of $19.98 per share. $45.7 million remained available under our $100 million stock repurchase program as of June 30, 2026.
•
Cash and cash equivalents as of June 30, 2026 were $311.6 million, an increase of $0.9 million, or 0.3%, from $310.7 million in total cash as of June 30, 2025. Our balance sheet as of June 30, 2026 remains debt free.
•
Inventory as of June 30, 2026 was $275.8 million, an increase of $54.7 million, or 25%, year-over-year, from the inventory balance of $221.0 million as of June 30, 2025.

Additional trend information regarding Revolve Group’s second quarter of 2026 financial results and operating metrics is available in the Q2 2026 Financial Highlights presentation available on our investor relations website: https://investors.revolve.com/events-and-presentations

Results Since the End of the Second Quarter of 2026

Net sales in July 2026 increased by approximately 18% year-over-year.

2026 Business Outlook

Based on information available to us as of August 4, 2026, we are providing the following guidance for the third quarter and full year ending December 31, 2026.

Our outlook takes into account our assessment of the current macroeconomic environment and related cost pressures and potential headwinds to consumer spending, including, but not limited to, geopolitical uncertainty, tariffs, inflationary pressures, supply chain disruptions and foreign currency volatility. The gross margin outlook does not assume any additional IEEPA tariff refunds.

	Updated FY 2026 Outlook	Prior FY 2026 Outlook
Gross margin	53.5% to 54.0%	53.5% to 54.0%
Fulfillment expenses	3.2% to 3.4% of net sales	3.2% to 3.4% of net sales
Selling and distribution expenses	17.1% to 17.3% of net sales	17.1% to 17.3% of net sales
Marketing expenses	15.8% to 16.0% of net sales	15.3% to 15.8% of net sales
General and administrative expenses	$170 million to $172 million	$164 million to $168 million
Effective tax rate	24% to 26%	24% to 26%

Third Quarter 2026 Outlook
Gross margin	53.5% to 54.0%
Fulfillment expenses	3.4% of net sales
Selling and distribution expenses	17.5% of net sales
Marketing expenses	15.0% of net sales
General and administrative expenses	$43.5 million

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail. To participate, please dial (800) 715-9871 within the United States or (646) 307-1963 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 2756104. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at investors.revolve.com. A replay of the conference call will be available online at investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (800) 770-2030 within the United States or (609) 800-9909 outside the United States. The replay conference ID is 2756104.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our growth prospects, business initiatives and innovation, our owned brand expansion, our use of AI, our physical retail stores, our partnerships, and our outlook for the third quarter and full year of 2026. Forward-looking statements include statements containing words such as "expect," "anticipate," "believe," "project," "will" and similar expressions intended to identify forward-looking statements. These forward-looking statements are based on our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to changing economic conditions and their impact on consumer demand and our business; the effects of tariffs and our efforts to mitigate such effects; demand for our products; the investment in long-term initiatives such as international expansion, development of owned brands, AI technology and our physical retail stores; the impact of AI and machine learning; supply chain challenges; inflationary pressures; wars and conflicts; other geopolitical tensions; our fluctuating operating results; seasonality in our business; elevated merchandise returns; our ability to acquire products on reasonable terms; our e-commerce business model; our ability to attract customers in a cost effective manner; our ability to source goods in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; the impact of public health crises on our business, operations and financial results; the effect of claims, lawsuits, government investigations, other legal or regulatory proceedings or commercial or contractual disputes; and other risks and uncertainties included under the caption "Risk Factors" and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025, and our subsequent Quarterly Reports on Form 10-Q, including for the quarter ended June 30, 2026, which we expect to file with the SEC on August 4, 2026. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items and may include other expenses, costs and non-recurring items.

Definitions of our non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other income, net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense, certain transaction costs and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment, and purchases of rental product, net of proceeds from the sale of rental product. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period. We view the number of active customers as a key indicator of our growth, the reach of our sites, the value proposition and consumer awareness of our brand, the continued use of our sites by our customers and their desire to purchase our products.

Total Orders Placed

We define total orders placed as the total number of orders placed by our customers, prior to product returns, across our platform in any given period. We view total orders placed as a key indicator of the velocity of our business and an indication of the desirability of our products and sites to our customers. Total orders placed, together with average order value, is an indicator of the net sales we expect to recognize in a given period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period, prior to product returns, divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product assortment. Average order value varies depending on the site through which we sell merchandise, the mix of product categories sold, the number of units in each order, the percentage of sales at full price, and for sales at less than full price, the level of markdowns.

About Revolve Group, Inc.

Revolve Group, Inc. (NYSE: RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted premium lifestyle brand and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories, beauty and home products. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers and more than 1,600 emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE, we offer an assortment of premium apparel, footwear, accessories and beauty products from emerging, established and owned brands. Through

FWRD, we offer an assortment of curated and elevated iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contacts:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

Media:

Karla Otto

revolveus@karlaotto.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$347,405	$308,971	$690,285	$605,680
Cost of sales	150,740	141,909	313,005	284,332
Gross profit	196,665	167,062	377,280	321,348
Operating expenses:
Fulfillment	11,595	9,828	22,367	19,186
Selling and distribution	62,121	53,794	119,820	103,750
Marketing	57,491	47,109	111,717	89,511
General and administrative	43,358	38,328	85,621	76,210
Total operating expenses	174,565	149,059	339,525	288,657
Income from operations	22,100	18,003	37,755	32,691
Equity earnings in unconsolidated subsidiaries	(499)	—	(635)	—
Other (income) expense, net	(2,265)	2,913	(4,941)	2,020
Income before income taxes	24,864	15,090	43,331	30,671
Provision for income taxes	6,241	5,079	10,950	9,254
Net income	18,623	10,011	32,381	21,417
Less: Net (income) loss attributable to non-controlling interest	(64)	150	530	563
Net income attributable to Revolve Group, Inc. stockholders	$18,559	$10,161	$32,911	$21,980
Earnings per share of Class A and Class B common stock:
Basic	$0.26	$0.14	$0.46	$0.31
Diluted	$0.26	$0.14	$0.46	$0.30
Weighted average number of shares of Class A and Class B common stock outstanding:
Basic	71,313	71,283	71,385	71,270
Diluted	71,998	71,898	72,174	72,085

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$311,571	$292,256
Restricted cash	—	10,943
Accounts receivable, net	31,085	16,561
Inventory	275,750	251,844
Income taxes receivable	6,457	1,717
Prepaid expenses and other current assets	79,805	73,706
Total current assets	704,668	647,027
Property and equipment (net of accumulated depreciation of $29,102 and $26,245 as of June 30, 2026 and December 31, 2025, respectively)	19,799	15,371
Right-of-use lease assets	27,746	28,832
Intangible assets, net	2,767	2,410
Goodwill	2,042	2,042
Other assets	46,059	29,560
Deferred income taxes	39,759	39,759
Total assets	$842,840	$765,001
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$86,541	$56,409
Income taxes payable	683	1,357
Accrued expenses	50,823	44,297
Returns reserve	80,098	76,985
Current lease liabilities	11,220	10,534
Other current liabilities	54,426	40,963
Total current liabilities	283,791	230,545
Non-current lease liabilities	19,648	21,921
Total liabilities	303,439	252,466
Stockholders’ equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of June 30, 2026 and December 31, 2025; 41,061,408 and 40,861,973 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	41	41
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of June 30, 2026 and December 31, 2025; 30,023,937 and 30,509,949 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	30	30
Additional paid-in capital	147,789	144,249
Retained earnings	390,322	368,215
Non-controlling interest	1,219	—
Total stockholders’ equity	539,401	512,535
Total liabilities and stockholders’ equity	$842,840	$765,001

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2026	2025
Operating activities:
Net income	$32,381	$21,417
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,009	2,388
Rental product depreciation	1,007	775
Gain on sale of rental product	(333)	—
Equity-based compensation	5,547	5,057
Loss on disposal of subsidiary	—	2,425
Equity earnings in unconsolidated subsidiaries	(635)	—
Changes in operating assets and liabilities:
Accounts receivable	(14,524)	(9,014)
Inventories	(23,906)	7,281
Income taxes receivable	(4,740)	44
Prepaid expenses and other current assets	(6,099)	1,774
Other assets	(2,559)	(5,660)
Accounts payable	30,132	11,625
Income taxes payable	(674)	(4)
Accrued expenses	6,526	5,862
Returns reserve	3,113	5,825
Right-of-use lease assets and current and non-current lease liabilities	(501)	75
Other current liabilities	13,463	7,895
Net cash provided by operating activities	41,207	57,765
Investing activities:
Purchases of property and equipment	(7,794)	(3,986)
Purchases of rental product	—	(1,368)
Proceeds from sale of rental product	555	—
Cash divested upon disposal of subsidiary	—	(1,657)
Investments in unconsolidated entities	(14,534)	—
Net cash used in investing activities	(21,773)	(7,011)
Financing activities:
Proceeds from the exercise of stock options, net of tax withholdings on share-based payment awards	(258)	(357)
Repurchases of Class A common stock	(9,978)	(1,741)
Net cash used in financing activities	(10,236)	(2,098)
Effect of exchange rate changes on cash and cash equivalents	(826)	5,460
Net increase in cash and cash equivalents	8,372	54,116
Cash, cash equivalents and restricted cash, beginning of period	303,199	256,600
Cash, cash equivalents and restricted cash, end of period	$311,571	$310,716
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes, net of refund	$16,554	$8,623
Operating leases	$7,191	$5,761
Supplemental disclosure of non-cash activities:
Lease assets obtained in exchange for new operating lease liabilities	$3,500	$6,096

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales, cost of sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
Net sales	2026	2025	2026	2025
REVOLVE	$302,515	$268,421	$595,758	$522,816
FWRD	44,890	40,550	94,527	82,864
Total	$347,405	$308,971	$690,285	$605,680

Cost of sales
REVOLVE	$125,594	$118,481	$259,310	$234,091
FWRD	25,146	23,428	53,695	50,241
Total	$150,740	$141,909	$313,005	$284,332

Gross profit
REVOLVE	$176,921	$149,940	$336,448	$288,725
FWRD	19,744	17,122	40,832	32,623
Total	$196,665	$167,062	$377,280	$321,348

The following table lists net sales by geographic area (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
United States	$269,051	$241,623	$543,040	$480,866
Rest of the world	78,354	67,348	147,245	124,814
Total	$347,405	$308,971	$690,285	$605,680

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands, except average order value and percentages)
Gross margin	56.6%	54.1%	54.7%	53.1%
Adjusted EBITDA	$26,783	$22,887	$47,845	$42,186
Free cash flow	$(10,933)	$9,607	$33,968	$52,411
Active customers	3,041	2,743	3,041	2,743
Total orders placed	2,701	2,424	5,283	4,732
Average order value	$299	$300	$299	$298

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP Adjusted EBITDA to net income for the three and six months ended June 30, 2026 and 2025 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Net income	$18,623	$10,011	$32,381	$21,417
Excluding:
Other (income) expense, net	(2,265)	2,913	(4,941)	2,020
Provision for income taxes	6,241	5,079	10,950	9,254
Depreciation and amortization	1,660	1,370	3,009	2,388
Equity-based compensation	2,298	2,304	5,547	5,057
Transaction costs(1)	133	60	356	900
Non-routine items(2)	93	1,150	543	1,150
Adjusted EBITDA	$26,783	$22,887	$47,845	$42,186

(1)	Includes legal and professional service fees related to potential and consummated strategic acquisitions and investments.
(2)	Non-routine items in the three and six months ended June 30, 2026 and 2025, represent an accrual for certain pending legal matters.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three and six months ended June 30, 2026 and 2025 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Net cash (used in) provided by operating activities	$(8,213)	$12,620	$41,207	$57,765
Purchases of property and equipment	(2,841)	(2,207)	(7,794)	(3,986)
Purchases of rental product, net of proceeds from the sale of rental product	121	(806)	555	(1,368)
Free cash flow	$(10,933)	$9,607	$33,968	$52,411
Net cash used in investing activities	$(6,290)	$(4,670)	$(21,773)	$(7,011)
Net cash used in financing activities	$(9,696)	$(1,567)	$(10,236)	$(2,098)